Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Range Resources Corporation and its subsidiaries, related to the registration of additional shares under the Company’s 2005 Equity-Based Compensation Plan, of our reports dated February 28, 2005, with respect to the consolidated financial statements of Range Resources Corporation and its subsidiaries, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control of financial reporting of Range Resources Corporation and its subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of Range Resources Corporation and its subsidiaries, related to the registration of additional shares under the Company’s 2005 Equity-Based Compensation Plan, of our report dated January 31, 2003, with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of and for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
June 6, 2005